Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNITED STATES STEEL CORPORATION,

WP ACQUISITION HOLDING CORP.

and

LONE STAR TECHNOLOGIES, INC.

Dated as of March 28, 2007

3.18	Real Property	19

3.19	Intellectual Property	20

3.20	Labor Matters	21

3.21	Environmental	22

3.22	Related Party Transactions	24

3.23	Certain Business Practices	24

3.24	Insurance	24

3.25	Product Warranty	25

3.26	Opinion of Financial Advisor	25

3.27	Brokers or Finders	25

3.28	Antitakeover Statutes	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	26

4.1	Organization and Good Standing	26

4.2	Authority and Enforceability	26

4.3	Governmental Authorizations	26

4.4	Non-Contravention	26

4.5	Proxy Statement	27

4.6	Availability of Funds	27

4.7	Brokers or Finders	27

4.8	Antitakeover Statutes	27

ARTICLE V	COVENANTS OF THE COMPANY	27

5.1	Conduct of the Business	27

5.2	Access to Information	30

5.3	Nonsolicitation	31

5.4	Company Stockholder Meeting; Proxy Statement	34

ARTICLE VI	COVENANTS OF PARENT	34

6.1	Delisting and Deregistration	34

6.2	Indemnification	35

6.3	Employee Matters	36

ARTICLE VII	COVENANTS OF THE COMPANY AND PARENT	37

7.1	Regulatory Approvals	37

7.2	Public Announcements	38

7.3	Section 16 Matters	38

7.4	Notification of Certain Matters	39

7.5	Further Assurances	39

ARTICLE VIII	CONDITIONS TO MERGER	39

8.1	Conditions to the Obligations of Each Party	39

8.2	Conditions to the Obligations of Parent and Merger Sub	40

8.3	Conditions to the Obligation of the Company	41

8.4	Frustration of Closing Conditions	41

ARTICLE IX	TERMINATION	41

9.1	Termination	41

9.2	Effect of Termination	42

9.3	Remedies	43

9.4	Termination Fee	43

ARTICLE X	MISCELLANEOUS	44

10.1	Notices	44

10.2	Survival	44

10.3	Amendments and Waivers	45

10.4	Fees and Expenses	45

10.5	Successors and Assigns	45

10.6	Company Disclosure Schedule	45

10.7	Governing Law	46

10.8	Consent to Jurisdiction	46

10.9	Counterparts	46

10.10	Third Party Beneficiaries	47

10.11	Entire Agreement	47

10.12	Captions	47

10.13	Severability	47

10.14	Specific Performance	47

ARTICLE XI	DEFINITIONS	47

11.1	Definitions	47

11.2	Other Defined Terms	51

11.3	Interpretation	53

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2007 (this “Agreement”), by and among UNITED STATES STEEL CORPORATION, a Delaware corporation (“Parent”),WP ACQUISITION HOLDING CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LONE STAR TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the meanings assigned to them in Article XI, or in the applicable Section of this Agreement to which reference is made in Article XI.

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and determined that it is in the best interest of their respective stockholders;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Oxford Centre, Pittsburgh, PA 15219 as soon as possible, but in any event no later than two Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other place as Parent and the Company may mutually agree (the “Closing Date”).

(b) Upon the Closing, the Company and Merger Sub shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

1.3 Certificate of Incorporation; Bylaws.

(a) The Certificate of Incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended thereafter in accordance with Applicable Law.

(b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

(c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a) Except as otherwise provided in Section 2.1(b) or Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $67.50 in cash, without interest (the “Merger Consideration”).

(b) Each outstanding share of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent and each outstanding share of Company Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, in each case not held on behalf of third parties, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash, securities or other consideration shall be payable with respect thereto.

(c) Each share of common stock of Merger Sub, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this

Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2.2 Surrender of Stock Certificates and Payment.

(a) Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) for the Merger Consideration. Immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for exchange in accordance with this Section through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a) (the “Payment Fund”). The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest or other income resulting from such investment shall be payable to Parent.

(b) Promptly after the Effective Time and in any event within five Business Days after the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share upon (x) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (y) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request ) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish by evidence satisfactory to the Paying Agent that any such taxes have been paid or are not payable.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by Company Stockholders immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity pursuant to Applicable Law shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.4 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of the shares of Company Common Stock held by them in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All shares of Company Common Stock held by holders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under the DGCL shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

(b) From the date of this Agreement until the Effective Time, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to, or demands for, appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or settle, any such demands.

2.6 Company Stock Options; Company Restricted Shares.

(a) In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under any stock option, equity compensation plan or agreement (the “Company Stock Plans”), whether or not then vested or exercisable, to become, as of the Effective Time, fully vested and converted into the right to receive at the Effective Time, a cash payment from the Surviving Corporation equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such option, multiplied by (ii) the number of shares of Company Common Stock issuable upon exercise of such option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be withheld or deducted under any provision of Applicable Law. At the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash payment (if any) described in this Section 2.6.

(b) In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each share of Company Common Stock outstanding under any Company Stock Plan that is subject to vesting and a repurchase option in favor of the Company immediately prior to the Effective Time, to become fully vested at the Effective Time and be converted to the right to receive the Merger Consideration, less such amounts as are required to be withheld or deducted under any provision of Applicable Law.

(c) In connection with the Merger and prior to the Effective Time, the Company shall take all action as is necessary to cause each restricted stock unit and each share of phantom stock outstanding under any Company Stock Plan, whether or not then vested or exercisable, to become, as of the Effective Time, fully vested and converted into the right to receive at the Effective Time, a cash payment from the Surviving Corporation equal to the Merger Consideration, less such amounts as are required to be withheld or deducted under any provision of Applicable Law. At the Effective Time, all restricted stock units or shares of phantom stock of the Company shall no longer be outstanding and shall automatically cease to exist, and each holder of a restricted stock unit or share of phantom stock shall cease to have any rights with respect thereto, except the right to receive the cash payment described in this Section 2.6.

(d) The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company’s Employee Stock Purchase Plan (the “ESPP”) no less than five Business Days prior to the Effective Time; (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date of this Agreement; and (iii) terminate the ESPP immediately prior to and effective as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule dated the date hereof and provided to Parent by the Company (the “Company Disclosure Schedule”), or as disclosed in the Company SEC Reports filed or furnished prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements), the Company represents and warrants to Parent that:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent prior to the date of this Agreement complete and correct copies of its certificate of incorporation and bylaws as currently in effect.

3.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a duly convened meeting of the Company’s stockholders to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class of capital stock or other security of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Board of Directors of the Company, by resolutions duly adopted, unanimously (i) adopted this Agreement and declared it advisable, (ii) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and (iii) directed that the Company submit the adoption of this Agreement to a vote at the Company Stockholder Meeting.

3.3 Governmental Authorizations. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with the applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (B) the antitrust and competition laws of all relevant jurisdictions other than those of the United States (the “Other Antitrust Laws”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such filings under the rules of the New York Stock Exchange (the “NYSE”) as may be required in connection with this Agreement and the transactions contemplated hereby.

3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on March 27, 2007, (i) 30,644,228 shares of Company Common Stock were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 708,061 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 659,063 shares of Company Common Stock were exercisable), (iv) 24,751 shares of phantom stock were issued and outstanding, (v) 48,400 restricted stock units were issued and outstanding and (vi) 157,850 shares of Company Common Stock were issuable pursuant to the terms of restricted stock grants. As of December 31, 2006 an aggregate of 2,782,879 shares of Company Common Stock were reserved for issuance under the Company Stock Plans. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. No shares of Company Common Stock are owned by any Subsidiary or Affiliate of the Company.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the close of business on March 27, 2007, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date and the exercise price per share. The Company Stock Plans set forth on Section 3.5(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. All Company Stock Options may, by their terms, be treated in accordance with Section 2.6.

(c) Except as set forth in this Section 3.5 and for changes since March 27, 2007 resulting from the exercise of Company Stock Options outstanding on that date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d) There are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.

3.6 Subsidiaries of the Company.

(a) Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC includes all Subsidiaries of the Company that are Significant Subsidiaries. Each Significant Subsidiary of the Company is validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its formation, has all requisite power to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the

Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

3.7 SEC Filings; Sarbanes-Oxley.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules and other documents required to be filed or furnished by the Company since December 31, 2004 (collectively, the “Company SEC Reports”). As of the respective dates they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar Governmental Entity or any national securities exchange or quotation service.

(b) The Company has made available to Parent true, correct and complete copies of all correspondence with the SEC since January 1, 2005. To the knowledge of the Company, there is no ongoing SEC review of the Company SEC Reports.

(c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) sufficient to ensure that all information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(e) The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”). To the Company’s knowledge, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Each of the chief executive officer and chief financial officer of the Company has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC or the NYSE, and the statements contained in such certifications are complete and correct.

3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole). The most recent audited balance sheet of the Company contained in the Company SEC Reports as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.”

3.9 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; and (d) liabilities or obligations incurred pursuant to the transactions contemplated by, or permitted by, this Agreement.

3.10 Proxy Statement. The proxy statement of the Company (the “Proxy Statement”), to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholder Meeting, and any amendments or supplements thereto, will when filed, distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement and any amendment or supplement thereto, at each of (i) the time such Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and (ii) the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

3.11 Absence of Certain Changes or Events. Since the Company Balance Sheet Date through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and there has not been:

(a) any change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Securities or Company Subsidiary Securities (except for any dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or a wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c) except as required by Applicable Law, any (i) increase or modification in the compensation or benefits payable or to become payable to (A) its 15 most highly compensated employees or (B) any other employees, other than increases in the ordinary course of business, or (ii) establishment, adoption, entry into or amendment of any bonus, severance, termination, pension, insurance or other employee benefit plan, agreement or arrangement made to, for or with any of its directors, officers or employees, other than reimbursements and advances of expenses in the ordinary course of business;

(d) any material labor dispute, except for individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(e) any material damage, destruction or loss with respect to the material property and assets owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(f) any change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight

Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board (as agreed to by the Company’s independent auditor);

(g) any material Tax election, material change in method of Tax accounting or settlement of any material claim for Taxes; or

(h) any agreement, whether in writing or otherwise, to do any of the foregoing.

3.12 Compliance with Law. The Company and each of its Subsidiaries are and, since January 1, 2005 have been, in compliance in all material respects with all material Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2005 (i) of any administrative or civil, or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any material Applicable Law or Order. Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its material properties and assets and to carry on its businesses and operations as now conducted. To the knowledge of the Company, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such material Governmental Authorizations.

3.13 Litigation. There is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s knowledge, threatened (i) against the Company or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Company’s knowledge, there is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. There is no material unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no material Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.14 Contracts.

(a) “Material Contract” shall mean each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more (other than customary purchase orders made in the ordinary course of business and customary Contracts for the purchase of raw materials and supplies made in the ordinary course of business);

(ii) (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for aggregate payments to the Company or any of its Subsidiaries of $10,000,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $10,000,000 in the year ended December 31, 2005 or 2006 or expects to receive payments of more than $10,000,000 in the year ending December 31, 2007, except, in each case, for customary sales orders made in the ordinary course of business and customary Contracts for the sale of inventory and goods made in the ordinary course of business;

(iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) that continues over a period of more than twelve (12) months from the date hereof and provides for payments to or by the Company or any of its Subsidiaries exceeding $10,000,000, except for arrangements disclosed pursuant to subparagraphs (i) and (ii) above;

(v) that is an employment, consulting, termination or severance Contract, except for any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vi) that is a partnership or joint venture Contract;

(vii) that is a marketing alliance;

(viii) that is a (A) Lease or (B) Contract for the lease of personal property, in each case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $10,000,000 or more over the term of the lease;

(ix) with any Governmental Entity;

(x) with any current or former director or officer;

(xi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than advances or reimbursements to employees in the ordinary course of business) owing to the Company or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii) for a charitable or political contribution in excess of $100,000;

(xiii) for any capital expenditures or leasehold improvements in excess of $10,000,000;

(xiv) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xv) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvi) that is a collective bargaining Contract with any labor organization, union or association.

(b) Set forth in Section 3.14(b) of the Company Disclosure Schedule is a complete and accurate list of each Material Contract existing as of the date of this Agreement. Each Material Contract is in full force and effect in all material respects and valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(c) Neither the Company nor any of its Subsidiaries is, and to the Company’s knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. To the knowledge of the Company, no event has occurred that, with or without the giving of notice or lapse of time, or both, would conflict with or result in a material violation or breach of, or give any Person the right to exercise any material remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d) The Company has provided accurate and complete copies of each Material Contract to Parent.

3.15 Taxes.

(a) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto. “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to have been filed by or with respect to the Company or such Subsidiary. Each such Tax Return is correct and complete in all material respects. All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid. Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable, as well as reserves for Taxes that are in dispute with any Taxing Authority or that may reasonably be expected to be in dispute in the future.

(c) Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid by it and has complied in all material respects with Applicable Law relating to the withholding of Taxes.

(d) There is no material claim, audit, action, suit or proceeding pending, or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return nor, to the Company’s knowledge, is there any investigation with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Return. There are no material Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e) No claim has been made by an authority since January 1, 2002 in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f) Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.

(h) Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) within the past three years has been a member of an affiliated, consolidated, condensed or unitary group that did not include the Company or (iii) within the past three years has received written notice from any Tax Authority or other Person that it has or may have liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax law), or as transferee or successor, by contract or otherwise.

(i) The Company has not entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.16 Employee Benefits.

(a) “Company Benefit Plans” shall mean, collectively, all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies sponsored or maintained by the Company or any ERISA Affiliate, in which present or former employees of the Company or any ERISA Affiliate participate. “ERISA Affiliate” shall mean any entity which is a member of a “controlled group of corporations” with, is under “common control” with, or is a member of an “affiliated service group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code. Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Benefit Plans sponsored or maintained by the Company or by Lone Star Steel Company, L.P.

(b) The Company Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other Applicable Laws and have been administered in accordance with their terms and such laws, except where the failure to so comply or to be so administered would not be material. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would adversely affect the qualification of such Company Benefit Plan, except for any event which can be corrected under the Internal Revenue Service sponsored Employee Plans Compliance Resolution System without material liability of the Company or an ERISA Affiliate.

(c) All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans or applicable law have been timely made or have been reflected on the Company Balance Sheet. No Company Benefit Plan that is subject to the minimum funding requirements set forth in Section 412 of the Code (“Company Pension Plan”) has had, since January 1, 2004, an “accumulated funding deficiency” as defined in Section 412(a) of the Code (whether or not waived), and all quarterly contributions required to be made to any Company Pension Plan under Section 412(m) of the Code have been made timely and in full. To the knowledge of the Company, as of the Closing, there will be no material liability of the Company, any Subsidiary or any ERISA Affiliate under any insurance policy pertaining to a Company Benefit Plan, or ancillary agreement with respect to such insurance policy, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(d) There are no pending or, to the knowledge of the Company, threatened claims and no pending or, to the knowledge of the Company, threatened litigation with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. No Company Benefit Plan is currently the subject of (i) an audit, inquiry or investigation initiated by the SEC, Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation or (ii) any material Contract, Order or other understanding between the Company or any ERISA Affiliate, on the one hand, and any of the SEC, Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation on the other.

(e) No Company Benefit Plan is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA. No Company Benefit Plan covers solely or primarily employees of the Company or any ERISA Affiliate who reside permanently outside the United States.

3.17 Properties.

(a) With respect to all personal properties and assets that are reflected as owned on the Company Balance Sheet (other than personal properties and assets disposed of in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable and with respect to which the Company maintains adequate reserves or (B) being contested in good faith by appropriate proceedings, (ii) Liens imposed by Applicable Law which are not yet due and payable and have arisen in the ordinary course of business or for which appropriate reserves have been established by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) any Liens the existence of which are reflected in the Company Financial Statements, (v) Liens securing obligations under the Company’s credit agreement dated December 14, 2006, (vi) zoning, building restrictions, easements, covenants, rights-of-way and other similar restrictions that do not adversely affect in any material respect the current use of the applicable Company property, (vii) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, and (viii) Liens that do not materially interfere with the present use of the properties they affect.

(b) With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect in all material respects and, to the knowledge of the Company, constitute valid and binding obligations of the other party(ies) thereto, except as such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in violation in any material respect of any of the terms of any such lease.

3.18 Real Property.

(a) The Company Disclosure Schedule contains, as of the date hereof, (i) a list of all material real property and interests in real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) a list of all material real property and interests in real property leased by the Company or any of its Subsidiaries or in which the Company has any rights (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b) With respect to each parcel of Owned Real Property:

(i) The Company or one of its Subsidiaries has valid title to each such parcel of Owned Real Property free and clear of all Liens, except Permitted Liens.

(ii) To the knowledge of the Company, all buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property and no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property other than any encroachments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii) There are no outstanding options or rights of first refusal to purchase any Owned Real Property.

(c) With respect to Leased Real Property, the Company has made available to Parent a true and complete copy of each real property lease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property, except where the failure to have such possession, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair in any material respect the use of the Real Property for purposes of the business conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person that the Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules, except for any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) No Governmental Entity having the power of eminent domain over the Real Property has provided written notice to the Company that it intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

(f) The Real Property is in suitable condition for the businesses of the Company and its Subsidiaries as currently conducted, except where any failure to be in suitable condition, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.19 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means: (i) confidential and proprietary information and materials, including inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code and product road maps (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other source or business identifiers and all goodwill associated therewith (“Marks”); (iii) documentation, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof; and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademark rights, trade secret rights, mask work rights, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) The Company and/or one or more of its Subsidiaries (i) solely own in all material respects free and clear of Liens the entire right, interest and title to all Intellectual Property that is used in and necessary for the businesses of the Company and its Subsidiaries as such businesses are currently conducted (including the design, manufacture, license and sale of all products currently in production and, to the knowledge of the Company, under development) except for any obligations under licenses with respect to Intellectual Property, or (ii) otherwise rightfully use or otherwise enjoy in all material respects such Intellectual Property pursuant to the terms of a valid and enforceable license (collectively, the “Company Intellectual Property”).

(c) All registration, maintenance and renewal fees related to Patents, Marks or Copyrights that are used in and necessary for the businesses of the Company and its Subsidiaries and that have been applied for and/or issued or granted (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are held in compliance in all material respects with all applicable legal requirements and enforceable in all material respects by the Company and/or one or more of its Subsidiaries.

(d) The Company has not received any written assertions within the past six years that any Company Intellectual Property is invalid or unenforceable.

(e) To the knowledge of the Company, none of the products or services developed manufactured, sold, distributed, provided, shipped or licensed by the Company or any of its Subsidiaries, or which are under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party in any material respect.

(f) The Company and its Subsidiaries have taken reasonable steps to protect and preserve in all material respects the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent or pending application and that is used in the businesses of the Company and its Subsidiaries.

3.20 Labor Matters.

(a) Section 3.20(a) of the Company Disclosure Schedule lists each labor or collective bargaining Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (individually a “Company CBA” and collectively “Company CBAs”).

(b) To the knowledge of the Company: (i) there are no pending or threatened labor disputes, work stoppages, lockouts, requests for representation, union organizing campaigns, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint pending, unremedied, unresolved or threatened before the National Labor Relations Board; (iii) there are no pending or unremedied grievances, arbitrations, or labor and employment lawsuits (including lawsuits relating to wages, hours, terms and conditions of employment, employee benefits, immigration, non-discrimination, collective bargaining, mass layoffs, plant closings, and occupational safety and health) that could reasonably be expected to impose a liability in excess of $100,000 with respect to any individual claim or $300,000 in the aggregate; and (iv) there is no pending or, to the knowledge of the Company, threatened governmental investigation, proceeding, claim, suit or other legal action relating to the Company’s compliance with labor and employment laws that could reasonably be expected to impose a liability in excess of $100,000 with respect to any individual claim or $300,000 in the aggregate.

3.21 Environmental.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

(ii) “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(iii) “Environmental Action” means any claim, proceeding or other Action brought or threatened in writing under any Environmental Law.

(iv) “Environmental Clean up Site” means any location that is listed on the National Priorities List, listed as an “Active” site on the Comprehensive Environmental Response, Compensation and Liability Information System list, or on any equivalent state or foreign list of sites currently requiring investigation or cleanup but excluding any location for which a no further action letter, closure letter or similar documentation has been issued but such exclusion is only to the extent and scope of such no further action or closure letter or similar documentation.

(v) “Environmental Laws” means any and all Applicable Laws and Governmental Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of Hazardous Substances now existing, including: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing foreign, state or local law or regulations promulgated thereunder; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(vi) “Environmental Liabilities” means liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit or (iii) a Release of any Hazardous Substance into the Environment, whether on-site or at an off-site disposal or treatment site.

(vii) “Environmental Permit” means any Governmental Authorization under Environmental Law.

(viii) “Hazardous Substances” means all material, substance or waste that is classified, regulated or characterized as hazardous, toxic, pollutant or contaminant under Environmental Laws, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials.

(ix) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the Environment.

(b) Except as would not be reasonably expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries is and, since January 1, 2002, has been in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required in connection with its operations and the Real Property;

(ii) There are no pending or, to the Company’s knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries. To the Company’s knowledge, there are no facts or circumstances which reasonably could be expected to form the basis for a material Environmental Action against the Company or any of its Subsidiaries;

(iii) Neither the Company nor any of its Subsidiaries has entered into, agreed to or is the subject of any Order, which remains in effect with prospective requirement, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law;

(iv) No Lien has been attached to, or asserted against, the assets, property or rights of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(v) Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law. Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non U.S. Governmental Entity;

(vi) Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity that it is considered to be a potentially responsible party at any National Priorities List site under CERCLA or at any equivalent state list site as a result of its transporting or arranging for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off site location which is an Environmental Clean up Site;

(vii) None of the Real Property is an active Environmental Clean Up Site requiring actions other than investigation, remediation, periodic monitoring and reporting, which activities have been disclosed to Parent; and

(viii) The Company has provided or made available to Parent prior to the closing true and complete copies of, or access to, all material written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries in the past five (5) years.

(c) This Section 3.21 shall constitute the sole and exclusive representation and warranty relating to environmental matters including matters related to Environment, Environmental Laws, Hazardous Substances, Environmental Actions and Environmental Clean Up Sites.

3.22 Related Party Transactions. There are no Contracts by the Company or any of its Subsidiaries with, or for the benefit of, any officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans.

3.23 Certain Business Practices. Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has, in the course of his or her duties on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

3.24 Insurance.

(a) The Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).

(b) The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c) To the knowledge of the Company, all Policies are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. To the knowledge of the Company, such Policies are sufficient for compliance with all laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(d) Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. To the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has not received written notice of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.25 Product Warranty.

(a) To the knowledge of the Company, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company or any of its Subsidiaries, except (x) those set forth in the standard conditions of sale or service, (y) those for which reserves have been established on the Company Financial Statements in accordance with GAAP, or (z) those implied by Applicable Law.

(b) To the knowledge of the Company, (i) each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and warranties, (ii) there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and (iii) each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by Applicable Law and such warnings are in accordance with reasonable industry practice.

3.26 Opinion of Financial Advisor. The financial advisor to the Company, Goldman, Sachs & Co. (the “Company Financial Advisor”), has delivered to the Company an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the Company Stockholders.

3.27 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than the Company Financial Advisor.

3.28 Antitakeover Statutes. Assuming the representation in Section 4.8 is true, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. Neither such Section nor any other anti-takeover or similar law applies to any of those transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws apply to this Agreement or any of the transactions contemplated hereby. The Company has no rights plan, “poison-pill” or other similar agreement or arrangement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming the due execution of this Agreement by the Company, constitutes the valid and binding obligation of each of them, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

4.3 Governmental Authorizations. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with the applicable requirements of (A) the HSR Act and (B) the Other Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) such filings under the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such filings under the rules of the NYSE as may be required in connection with this Agreement and the transactions contemplated hereby.

4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that would, with or without notice or lapse of time or both, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or Merger Sub, or any Governmental Authorization affecting Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.5 Proxy Statement. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, as supplemented or amended, if applicable, at each of (i) the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and (ii) at the time such stockholders vote on adoption of this Agreement.

4.6 Availability of Funds. As of the Closing Date Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration pursuant to Article II and otherwise consummate the transactions contemplated by this Agreement.

4.7 Brokers or Finders. Except for JP Morgan Securities, whose fees will be paid by Parent, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.8 Antitakeover Statutes. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of the Business. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with

Applicable Laws, use commercially reasonable efforts to (i) preserve intact its assets and business organization, (ii) maintain in effect all of its material Governmental Authorizations, (iii) keep available the services of its directors and officers and employees in the aggregate and (iv) maintain satisfactory relationships with its customers, partners, suppliers, distributors and others having material business relationships with it; provided, that the Company’s inability to keep available any such services or maintain any such relationships after using commercially reasonable efforts shall not be a breach of this Section 5.1. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent, in the cases of subparagraph (e), (h), (j), (k), (l), (m), (o) and, solely with respect to matters covered by the foregoing subparagraphs, (p), shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any shares of capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or (iii) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget of the Company that has been provided to Parent and (ii) other capital expenditures not to exceed $10,000,000 in the aggregate, exclusive of any such expenditures covered by insurance;

(f) (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest (other than an interest in its capacity as a creditor in a bankruptcy, reorganization or similar proceeding) in any corporation, partnership, other business organization or division thereof or any material operating assets, or (ii) merge or consolidate with any other Person;

(g) sell, lease, license, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise dispose of any Subsidiary or any material operating assets or properties;

(h) (i) increase the compensation, bonus or other benefits of any directors, officers or employees, other than in accordance with the terms of the Company CBAs and other increases to non-executive employees in the ordinary course of business, consistent with past practices, (ii) increase any severance, change of control or termination pay or benefits, (iii) enter into any employment, deferred compensation or other similar agreement, other than “at will” employment arrangements, or amend any such existing agreement, with any director, officer or employee (iv) establish, adopt or enter into any Company Benefit Plan (other than offer letters for “at will” employment without severance benefits, other than severance benefits available under the Company Benefit Plans in existence on the date of this Agreement) or collective bargaining agreement, or amend (except as would not reasonably be expected to increase any benefit payable thereunder or any administrative expense thereof) any Company Benefit Plan or Company CBA, (v) other than as a result of entering into, or as contemplated by, this Agreement, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) make any Person a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i) make any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board, in each case, as agreed to by the Company’s independent auditor;

(j) make any loans, advances or capital contributions to, or investments in, any other Person other than advances to employees in the ordinary course of business and loans, advances or capital contributions to the Company or any of its wholly-owned Subsidiaries and other than investments required pursuant to the terms of Material Contracts as in effect on the date of this Agreement, together with such modifications to any such Material Contracts expressly permitted by this Section 5.1;

(k) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than as contemplated by the Company’s 2007 base action plan or otherwise in the ordinary course of business consistent with past practice in an amount not to exceed $5,000,000 in the aggregate; provided, that all such Indebtedness is prepayable at any time by the Company without penalty or premium;

(l) enter into, terminate, renew, amend or modify in any material respect or fail to enforce any material term of any Material Contract;

(m) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date or (ii) waive, relinquish, release, grant, transfer or assign any right of material value;

(n) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns, enter into any material closing agreement, or settle any material Tax claim, audit or assessment;

(o) institute, settle, or agree to settle any material litigation, investigation, arbitration, proceeding, or other claim pending or threatened before any arbitrator, court or other Governmental Entity;

(p) authorize, resolve, commit or agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Access to Information. Subject to Applicable Laws relating to the exchange of information and the terms of the Confidentiality Agreement by and between Parent and the Company dated January 23, 2007 (the “Confidentiality Agreement”), upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to reasonably inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries; provided, however, for the avoidance of doubt, Parent and Parent’s Representatives (including environmental consultants) shall not be allowed to undertake any invasive environmental investigations, which means for the sake of clarity, no sampling of the environment, including soil, groundwater, surface water, sediments or air emissions or building materials at the Real Property. Subject to Applicable Laws, the Company shall furnish to Parent all such material documents and copies of material documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may reasonably request and which can be provided without undue expense. All requests for access to individuals and information under this Section 5.2 shall be directed solely to Robert Spears or such persons as he may designate. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Applicable Laws. Any such investigation pursuant to this Section 5.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries.

5.3 Nonsolicitation.

(a) Subject to Section 5.3(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective Representatives not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person (other than Parent and its Representatives) relating to a Third Party Proposal; (iii) otherwise knowingly cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Third Party Proposal; (iv) enter into a Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease, and will cause its Subsidiaries and Representatives immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal. “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction. “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries (which business or assets represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of securities of the Company, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any combination of the foregoing (other than the Merger or any other transaction by or on behalf of Parent or Merger Sub).

(b) Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company Stockholders, in response to an unsolicited bona fide written Third Party Proposal made after the date hereof that the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, after giving Parent prompt notice of such determination, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Third Party Proposal (and its Representatives) pursuant to a confidentiality and standstill agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.3 (a copy of which confidentiality agreement shall be promptly (and in all events within 24 hours) provided for informational purposes only to Parent’s outside legal counsel); provided, that (A) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Third Party Proposal and the identity of the Person making such Third Party Proposal and (B) subject to Applicable Laws relating to the exchange of information, all such information (to the extent such information has not been previously provided or otherwise made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrent with the time it is provided or made available to such Person, as the case may be, and (ii) participate in discussions or negotiations with the Person making such Third Party Proposal (and its Representatives) regarding such Third Party Proposal; provided, that the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Board of the Directors of the Company that a Superior Proposal has been made. For purposes of this Agreement, a “Superior Proposal” means an unsolicited written bona fide Third Party Proposal pursuant to which a Person (or its stockholders) would own, if consummated, all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole containing terms that the Board of Directors of the Company determines, in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all legal, financial, regulatory, timing and other aspects regarding the proposal and the Person making the proposal deemed relevant by the Board of Directors of the Company (i) are terms more favorable to the Company Stockholders from a financial point of view than the terms of the Merger, and (ii) constitute a transaction that is reasonably likely to be completed as proposed.

(c) The Board of Directors of the Company shall not (i) withdraw or modify or change in a manner adverse to Parent, the approval of this Agreement or recommendation by the Board of Directors of the Company that the Company Stockholders vote in favor of this Agreement, (ii) approve, recommend or cause the

Company to enter into any agreement with respect to any Third Party Proposal or (iii) propose to do any of the foregoing (any such action, resolution or agreement to take such action, an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided, however, if such action is in response to a Third Party Proposal that the Board of Directors determined, in its good faith judgment, constitutes a Superior Proposal, then such action may only be taken concurrently with entering into a definitive agreement providing for the consummation of a transaction with respect to such Superior Proposal and termination of this Agreement in accordance with Section 9.1(a)(iv)(B); provided, further, prior to taking such action, the Board of Directors shall have (1) given Parent at least three Business Days’ prior written notice (the “Notice Period”) that the Company intends to take such action, which notice shall, in the case of an Intervening Event, include information describing such Intervening Event in reasonable detail, and provided Parent with a reasonable opportunity to respond to any such Superior Proposal or Intervening Event (which response could include a proposal to revise the terms of the transactions contemplated hereby) and (2) fully considered, to the extent deemed appropriate by the Board of Directors of the Company, any such response by Parent and concluded that, notwithstanding such response, in the case of a Superior Proposal such Third Party Proposal continues to be a Superior Proposal in relation to the transactions contemplated hereby, as the terms hereof may be proposed to be revised by such response, and in the case of an Intervening Event, such event continues to constitute an Intervening Event.

(d) For purposes of this Agreement, the term “Intervening Event” means an event, circumstance or state of facts unknown to the Board of Directors of the Company as of the date of this Agreement, which event, circumstance or state of facts becomes known to the Board of Directors of the Company prior to the Company Stockholder Approval and which causes the Board of Directors of the Company to conclude in good faith, after consultation with outside legal counsel, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Third Party Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; or from making any disclosure to the Company Stockholders with respect to a tender or exchange offer by a third party, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and legal counsel, that its failure to do so would constitute a breach of Applicable Law; provided that neither the Company nor its Board of Directors, nor any committee thereof, shall approve or recommend, or propose publicly to approve or recommend, a Third Party Proposal unless the Company has first terminated this Agreement pursuant to Section 9.1(a)(iv)(B) hereof and has otherwise complied with the provisions thereof.

5.4 Company Stockholder Meeting; Proxy Statement.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), for the purpose of voting on adoption of this Agreement. Subject to Section 5.3, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders. In connection with such meeting, the Company shall, as promptly as practicable after the date hereof, prepare and file the Proxy Statement with the SEC. The Company shall, as promptly as practicable after the date hereof, (i) use its reasonable best efforts to (A) have the Proxy Statement cleared by the SEC, (B) mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholder Meeting and (C) if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material, and, if required in connection therewith, resolicit proxies, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff (“SEC Comments”), (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to the SEC Comments, (iii) include in the Company’s written response to the SEC Comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the SEC Comments.

ARTICLE VI

COVENANTS OF PARENT

6.1 Delisting and Deregistration. Parent shall use its reasonable best efforts to cause the Company Common Stock to be no longer listed on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.2 Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who was, is now or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, fees, disbursements, expenses, liabilities or judgments or amounts that are paid in settlement of, investigation of or otherwise in connection with, including preparation for defending against, any Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the certificate of incorporation and bylaws of such entity and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries; provided, however, that the provision of the Company’s certificate of incorporation that limits each director’s personal liability to $25,000 shall be deemed instead to limit each such director’s personal liability to $0 (other than those liabilities set forth in the certificate of incorporation that are not subject to limitation). For purposes of this paragraph, expenses shall include fees, disbursements and expenses of counsel, consultants, advisors and expert witnesses.

(b) At the Company’s election in consultation with Parent, (i) the Company shall obtain prior to the Effective Time prepaid “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability indemnification in amount and scope (including Side A Coverage) no less favorable than the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) if the Company shall not have obtained such tail policy, for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the amount paid by the Company in respect of its 2007 coverage, which amount is set forth in Section 6.2(b) of the Company Disclosure Schedule, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate.

(c) This Section 6.2 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, assume the indemnification obligations set forth in this Section 6.2.

6.3 Employee Matters. Parent shall, for a period of 12 months immediately following the Effective Time, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries other than those covered by Company CBAs (the “Company Employees”) with (i) the same level of base salary as in effect on the Effective Time and (ii) employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company Employees prior to the Effective Time. Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Effective Time by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its Affiliates in which any such Company Employee participates following the Effective Time, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company or one of its Affiliates. Parent shall or, as appropriate, shall cause the Surviving Corporation to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its Affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Effective Time. In the event Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Surviving Corporation or Parent, as applicable, honor all the Company’s employment, severance, termination and deferred compensation Contracts as in effect at the Effective Time, in accordance with the terms thereof. Notwithstanding the above, nothing in this Agreement shall alter the employment status of employees who are employed on an at-will basis, and nothing herein shall require the Surviving Corporation or its Subsidiaries to continue the employment of any person for any specific period following the Closing Date.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1 Regulatory Approvals.

(a) Each of the Company, Parent and Merger Sub shall promptly apply for, and use reasonable best efforts to obtain or make, as applicable, all Governmental Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties reasonably necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Merger. Without limiting the generality of the foregoing, each of the Company, Merger Sub and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the Merger and the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) with any other Governmental Entity, any other filings, reports, information and documentation required for the Merger and the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that may be necessary under the HSR Act and any Other Antitrust Laws.

(b) Each of the Company and Parent shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Merger and the transactions contemplated hereby. Each of the Company and Parent shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request, including any request for additional information. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any Governmental Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing or any other provision of this Agreement, (i) Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Surviving Corporation or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) neither Parent nor any of its Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided, that each of the Company and Parent shall both promptly respond to the DOJ or the FTC to any request for additional information.

(d) Each of the Company and Parent shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the Other Antitrust Laws and the expiration of the applicable HSR Act waiting period and any waiting periods under the Other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity, and (iii) to apprise each other of the status and outcome of any meetings or conferences with any Governmental Entity.

7.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, neither Parent nor the Company shall issue or cause the publication of any press release or otherwise make any public statements with respect to this Agreement, the Merger or the transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by Applicable Law or the rules of the NYSE. Notwithstanding the foregoing, each of Parent and the Company may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences or financial analyst conference calls, make presentations at such conferences and conference calls and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually, if approved by the other party).

7.3 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all steps as may be required to cause any dispositions of Company Common Stock, Company Stock Options, restricted stock units or phantom stock resulting from the Merger or the other transactions contemplated by this Agreement by each individual who will be immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act in accordance with the interpretative guidance of the SEC.

7.4 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) any litigation, investigation, arbitration, proceeding, or other claim commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III, or that relates to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article VIII not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Article VIII not to be satisfied.

7.5 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Parent shall not enter into any Contract if the effect thereof would reasonably be expected to impede or delay the receipt of the Governmental Authorizations required for the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO MERGER

8.1 Conditions to the Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act and any applicable waiting periods that are required to expire or terminate prior to the consummation of the Merger under the Other Antitrust Laws shall have expired or been terminated.

(c) No Applicable Law or Order shall prohibit the consummation of the Merger.

8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), shall be true and correct at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties set forth in Sections 3.1, 3.2 and 3.5 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made as of such date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(c) There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Action shall be pending by a Governmental Entity (i) seeking to prevent consummation of the Merger, (ii) seeking to impose any limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, or (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates.

8.3 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent set forth in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied, if such failure was caused by such party’s breach of Section 7.5 (and subject, in the case of Parent, to Section 7.1(c)).

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if:

(A) the Merger is not consummated on or before October 1, 2007; provided, however, the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment, continuation or postponement thereof).

(iii) by Parent:

(A) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to the Company by Parent;

(B) if the Board of Directors of the Company shall (1) effect an Adverse Recommendation Change or (2) give Parent notice of its intention to effect an Adverse Recommendation Change as a result of an Intervening Event;

(iv) by the Company:

(A) if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; or

(B) prior to the adoption of this Agreement by the Company Stockholders, for the purpose of entering into a definitive agreement with respect to a Superior Proposal; provided that, (1) the Company shall have complied in all material respects with the provisions of Section 5.3, (2) such definitive agreement is entered into concurrently with the exercise of this termination right and (3) the Company shall pay to Parent concurrently with such termination, the Termination Fee described in Section 9.4 hereto. The Company agrees that it may not enter into a definitive agreement referred to in clause (2) above until after the expiration of the Notice Period.

(b) The party desiring to terminate this Agreement pursuant to Section 9.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 9.3 and 9.4; provided, however, that the provisions of Section 7.2 (Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Remedies), Section 9.4 (Termination Fee) and Article X of this Agreement, and the Confidentiality Agreement in accordance with its terms, shall remain in full force and effect and survive any termination of this Agreement.

9.3 Remedies. The termination of this Agreement shall not affect any party’s right to recover damages sustained by such party as a result of any breach by the other party of any covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that in the event the Termination Fee becomes payable and is paid pursuant to Section 9.4, such payment shall be in lieu of any other rights, remedies and relief of Parent and Merger Sub with respect to the subject matter of this Agreement.

9.4 Termination Fee.

(a) The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $59,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if (x) Parent terminates this Agreement pursuant to Section 9.1(a)(iii)(B), the Company shall pay Parent the Termination Fee in full within two Business Days of such termination, and (y) the Company terminates this Agreement pursuant to Section 9.1(a)(iv)(B), the Company shall pay Parent the Termination Fee in full on the date of such termination; or

(ii) if (x) this Agreement is terminated pursuant to Section 9.1(a)(ii)(A) or (C), (y) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an Acquisition Transaction shall have been publicly announced or disclosed, and (z) within twelve (12) months after the date of such termination the Company shall have entered into an agreement with respect to an Acquisition Transaction, then, in any such case, the Company shall promptly on the date of execution of such agreement with respect to such Acquisition Transaction, pay Parent the Termination Fee. When used in this Section 9.4(a)(ii) only, the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 5.3(a), except the reference to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “more than 50%”.

(b) In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at the prime lending rate prevailing at such time, as published in The Wall Street Journal.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

United States Steel Corporation

600 Grant Street

Pittsburgh, Pennsylvania 15219

Attn: James D. Garraux

Facsimile: 412-433-1121

With a required copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, PA 15219

Attn: Marlee S. Myers

Facsimile: 412-560-7001

If to the Company, to:

Lone Star Technologies, Inc.

15660 North Dallas Parkway

Suite 500

Dallas, Texas 75248

Attn: Robert F. Spears

Facsimile: 972-770-6471

With a required copy to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn: Mary R. Korby

Facsimile: 214-746-7777

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Survival. The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I, II, VI and this Article X shall survive the Effective Time.

10.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after receipt of the Company Stockholder Approval, no amendment or waiver shall be made which by law requires further approval by the Company Stockholders without such further approval.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.4 Fees and Expenses. Except as set forth in this Section 10.4 or in Section 9.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Each of the Company and Parent shall bear and pay one-half of the filing fees with respect to the notification and report forms under the HSR Act and the Other Antitrust Laws.

10.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent that would not reasonably be expected to cause any delay in the satisfaction of the condition set forth in Article VIII, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns. Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section or subsection of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section or subsection of this Agreement, and (ii) the representations and warranties of the Company that are contained in any other Section or subsection of this Agreement, but only to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent from such disclosure. Any disclosure in any Company SEC Report filed or furnished prior to the date hereof shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) those representations and warranties with respect to which the relevance of the disclosure as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent from such disclosure. Inclusion of information in the Company Disclosure Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial condition or results of operations of the Company or its Subsidiaries, or otherwise material, or that such information is required to be included in the Company Disclosure Schedules, and inclusion of information in connection with disclosure of matters that are not in the ordinary course of business shall not be construed as an admission that the included items or actions are not in the ordinary course of business. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules.

10.7 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware and without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.8 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery or if that Court does not have jurisdiction to the Superior Court of New Castle County Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.10 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 6.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names. No provision of this Agreement is intended to or shall be deemed to amend, or to obligate any person to amend, any employee benefit plan, policy, program or arrangement, or to create any right to benefits or additional benefits thereunder.

10.11 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.12 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance.

ARTICLE XI

DEFINITIONS

11.1 Definitions. When used in this Agreement or in the Company Disclosure Schedule, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks located in New York City are authorized or required by law to close.

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances, conditions, occurrences or effects, is materially adverse to (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated hereby; provided, however, (i) for purposes of this definition only, the term “Subsidiaries” shall include the Company’s interest in the Joint Ventures and (ii) for purposes of clause (a) above, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect:

(A) any changes affecting the industry in which the Company and its Subsidiaries operate or sell principal product lines that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to companies in the business of manufacturing tubular products (“Similarly Situated Companies”), including (a) changes in the price of raw materials, including steel, of the type and grade customarily utilized by the Company and its Subsidiaries and (b) changes in the price of oil or natural gas or in the number of active drilling rigs;

(B) any changes in the economy or the financial or capital markets or energy markets generally in the United States or elsewhere in the world, including changes in interest or exchange rates that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to Similarly Situated Companies;

(C) changes in law or in GAAP or interpretations thereof or accounting standards, or changes in general legal, regulatory or political conditions that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to Similarly Situated Companies, including changes to antidumping or countervailing duty orders or windfall profits Tax;

(D) acts of war, sabotage, armed hostilities or terrorism, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(E) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, alliance partners, distributors or suppliers, including any disruption in the steel supply of the Company or any of its Subsidiaries;

(F) any failure by the Company to meet any internal or external projections, provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G) a decline in the price of the Company’s common stock on the NYSE, provided that the exception in this clause shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

(H) the announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(I) the suspension in trading generally on the NYSE;

(J) any failure to consummate, or the failure to realize the anticipated benefits of, the joint venture with Hunan Valin Steel Tube & Wire Co., Ltd.; or

(K) actions or inactions specifically permitted by prior written waiver by Parent.

“Contract” means any agreement, contract, license, lease, commitment or obligation, written or oral.

“Governmental Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any law.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (f) any guaranty of any of the foregoing; provided, however, that Indebtedness shall not include any inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries.

“knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals listed in Section 11.1 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Significant Subsidiary” or “Significant Subsidiaries” means, with respect to any party, any Subsidiary of such party that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries. For purposes of this Agreement, Hengyang Valin MPM Steel Tube Co. Ltd., the sales company to be formed with Hunan Valin Steel Tube & Wire Co., Ltd., Apolo Mecanica e Estruturas LTDA, and Welspun-Lone Star Tubulars LLC (collectively, the “Joint Ventures”) shall not be considered Subsidiaries of the Company, except for purposes of the definition of “Company Material Adverse Effect.”

“$” means United States dollars.

11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquisition Transaction	5.3(a)

Action	3.13

Agreement	Preface

CERCLA	3.21(a)(i)

Certificates	2.2(a)

Closing	1.2(a)

Closing Date	1.2(a)

Code	2.3

Company	Preface

Company Balance Sheet	3.8

Company Balance Sheet Date	3.8

Company Benefit Plan	3.16(a)

Company CBAs	3.20(a)

Company Common Stock	3.5(a)

Company Disclosure Schedule	Preamble Article III

Company Financial Advisor	3.26

Company Financial Statements	3.8

Company Intellectual Property	3.19(b)

Company Pension Plan	3.16(c)

Company Registered Items	3.19(c)

Company SEC Reports	3.7(a)

Company Securities	3.5(c)

Company Stockholder	2.1

Company Stockholder Approval	3.2(a)

Company Stockholder Meeting	5.4(a)

Company Stock Option	2.6(a)

Company Stock Plans	2.6(a)

Company Subsidiary Securities	3.6(b)

Confidentiality Agreement	5.2

Copyrights	3.19(a)

DGCL	1.1

Dissenting Shares	2.5(a)

DOJ	7.1(a)

Effective Time	1.2(b)

Environment	3.21(a)(ii)

Environmental Action	3.21(a)(iii)

Environmental Clean-Up Site	3.21(a)(iv)

Environmental Laws	3.21(a)(v)

Environmental Liabilities	3.21(a)(vi)

Environmental Permit	3.21(a)(vii)

ERISA	3.16(a)

ERISA Affiliate	3.16(a)

ESPP	2.6(d)

Exchange Act	3.3

FTC	7.1(a)

GAAP	3.7(e)

Hazardous Substances	3.21(a)(viii)

HSR Act	3.3

Indemnified Parties	6.2(a)

Intellectual Property	3.19(a)

Intellectual Property Rights	3.19(a)

Intervening Event	5.3(d)

Lease	3.18(c)

Leased Real Property	3.18(a)

Marks	3.19(a)

Material Contracts	3.14(a)

Merger	Recitals

Merger Consideration	2.1(a)

Merger Sub	Preface

Notice Period	5.3(c)

NYSE	3.3

Other Antitrust Laws	3.3

Owned Real Property	3.18(a)

Parent	Preface

Patents	3.19(a)

Paying Agent	2.2(a)

Payment Fund	2.2(a)

Pension Plan	3.16(b)

Permitted Liens	3.17(a)

Policies	3.24(a)

Products	3.25(a)

Proprietary Information	3.19(a)

Proxy Statement	3.10

Real Property	3.18(a)

Release	3.21(a)(ix)

Representatives	5.2

Sarbanes-Oxley Act	3.7(a)

SEC	3.3

SEC Comments	5.4(b)

Securities Act	3.7(a)

Superior Proposal	5.3(b)

Surviving Corporation	1.1

Tax	3.15(a)

Tax Returns	3.15(a)

Taxing Authority	3.15(a)

Termination Fee	9.4(a)

Third Party Proposal	5.3(a)

Uncertificated Shares	2.2(a)

WARN Act	3.20(d)

11.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

UNITED STATES STEEL CORPORATION

By:	/s/ John P. Surma
Name:	John P. Surma
Title:	Chief Executive Officer

WP ACQUISITION HOLDING CORP.

By:	/s/ John P. Surma
Name:	John P. Surma
Title:	President

LONE STAR TECHNOLOGIES, INC.

By:	/s/ Rhys J. Best
Name:	Rhys J. Best
Title:	Chief Executive Officer